                                                                    EXHIBIT 99.1



                       RACI HOLDING, INC. AND SUBSIDIARIES
             RECONCILIATION OF INCOME FROM OPERATIONS TO EBITDA (A)
                              (Dollars in Millions)

                                                     ---------------------------------------------------------
                                                                           Unaudited
                                                     ---------------------------------------------------------
                                                           Quarter Ended              Year-To-Date Ended
                                                           September 30,                 September 30,
                                                     ---------------------------   ---------------------------
                                                         2000          1999            2000            1999
                                                     -----------   ------------    ------------    -----------
Net Income from Operations (A)                         $   9.3        $  10.8       $   16.1        $   18.0

     Interest Expense                                      4.5            3.6           11.8            11.4
     Provision for Income Taxes                            5.4            6.0           10.1            11.5
     Depreciation and Amortization (B)                     4.2            4.1           12.2            11.9
     Other Noncash Charges (C)                             0.2            0.5            0.6             4.8
     Nonrecurring and Restructuring Expense (D)            0.2             --            0.2              --
     Special Payment                                        --             --            6.1              --
                                                     -----------    -----------   ------------    ------------
     Total                                                14.5           14.2           41.0            39.6
                                                     -----------    -----------   ------------    ------------

     EBITDA                                            $  23.8        $  25.0       $   57.1        $   57.6
                                                     ===========    ===========   ============    ============


Notes:

(A) EBITDA as presented may not be comparable to similar measures reported by other companies. Generally, EBITDA is defined to consist of net income
     (loss), adjusted to exclude cash interest expense, income tax expense, depreciation, amortization, noncash expenses and charges, gain or loss on sale or write-off of assets and extraordinary, unusual or nonrecurring gains, losses, charges or credits, and amounts paid as permitted dividends that are treated as compensation expense ("special payment"). EBITDA is presented to facilitate a more complete analysis of the Company's financial performance, by adding back non-cash and non-recurring items to operating income, as an indicator of the Company's ability to generate cash to service debt and other fixed obligations. Investors should not rely on EBITDA as an alternative to operating income or cash flows, as determined in accordance with generally accepted accounting principles, as an indicator of the Company's operating performance, liquidity or ability to meet cash needs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for further discussion of the Company's operating income and cash flows.

(B) Excludes amortization of deferred financing costs of $1.2 and loss on early extinguishment of debt of $0.3 for the year-to-date period ended September 30, 2000 and $1.3 amortization of deferred financing costs and loss on early extinquishment of debt of $0.2 for the comparable year-to-date period, which is included in interest expense.

(C) Noncash charges consist of a $0.3 for loss on disposal of assets and a $0.3 for executive pension accrual for the nine months ended September 30, 2000 and a $3.1 stock subscription accrual, $1.3 pension accrual and $0.4 for loss on disposal of assets for comparable 1999.

(D) Nonrecurring and restructuring expenses excluded in calculating EBITDA for year-to-date September 30, 2000 consisted of $0.2 non-recurring professional fees, related to the establishment of the subsidiaries and year-to-date September 30, 1999 consisted of a $0.2 nonrecurring professional fee, related to a proposed transaction that was not consummated, offset by $0.2 write-down of restructuring accrual.